FOURTH AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

    THIS FOURTH AMENDMENT, signed as of the last date on the signature page, to the Transfer Agent Servicing Agreement, dated as of August 10, 2010, as amended (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the Performance Trust Funds (the "Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to update the fee schedule; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree as follows:

Effective September 1, 2024, Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John P. Buckel	By: /s/ Gregory Farley

Name: John P. Buckel	Name: Gregory Farley
Title: President	Title: Senior Vice President
Date: 12/19/24	Date: 12/19/24

Exhibit C to the Transfer Agent Servicing Agreement – TPM

Performance Trust Total Return Bond Fund
Performance Trust Municipal Bond Fund
Performance Trust Multisector Bond Fund
Transfer Agent, Shareholder & Account Services Fee Schedule
Annual Service Charges to the Fund*
$ - Base Fee per CUSIP
$ - per open NSCC Level 3 Accounts
$ - per open No-Load Fund Accounts
$ - per open Load Fund Accounts
$ - per closed account - Closed (zero balance) Accounts
$ - per open account - Daily Accrual Fund Accounts
Annual Basis Point Fee per Fund Complex
Basis Points
___ on the first $ -
___ on the next $ -
___ on the next $-
___ on the next $-
___ on the balance
Services Included in Annual Basis Point Fee
■Telephone Calls
■Voice Response Calls
■Manual Shareholder Transaction & Correspondence
■Omnibus Account Transaction
■Daily Valuation/Manual 401k Trade
■Report Source - Client on-line access to fund and investor data. Includes set up and 2 user Ids.
■NSCC System Interface
■Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.
■Excessive Trader - Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
■12b-1 Aging - Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.
CCO Annual Fees (Per Advisor Relationship/Fund)
■$- for the first fund (subject to Board approval)
■$- or each additional fund (subject to Board review and approval)
■$-/sub-advisor per fund
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out

(daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.
Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, CUSIP setup, CTI reporting, sales reporting & Rule 22c-2 reporting (MARS), electronic statements (Informa), EConnect Delivery, Shareholder Call review analysis, statement support, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.
In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.
Transfer Agent & Shareholder Services (Additional Services Fee Schedule)
Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
■$ - per qualified plan account or Coverdell ESA account (Cap at $- per SSN)
■$ - per transfer to successor trustee
■$ - per participant distribution (Excluding SWPs)
■$ - per refund of excess contribution
■$ - per reconversion/recharacterization
Additional Shareholder Paid Fees
■$ - per outgoing wire transfer or overnight delivery
■$ -per telephone exchange
■$ - per return check or ACH or stop payment
■$ - per statement year requested per account (This fee applies to research requests for statements older than the prior year)
Vision Electronic Statement Services
Online account access for broker/dealers, financial planners, and RIAs.

■Account inquiry

●$ - per event Inquiry
●$ - per month per ID Vision ID
Electronic Correspondence
Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
■$ - per Email
Cost Basis Reporting
Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
■$ - per direct open account per year

Adviser’s signature below acknowledges approval of the fee schedule listed above.

PT Asset Management, LLC

By: /s/ Steven S. Hayes
Name: Steven S. Hayes
Title: CFO/COO
Date: 12/19/2024
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